Exhibit 99.1

FARO’s Second Quarter Sales Up 23.0% to a Record $38.0 million,
New Orders Grow 18.3% to a Record $40.8 Million

          LAKE MARY, Fla., Aug. 3 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today announced results for the second quarter ended July 1, 2006.  Net income for the second quarter of 2006 was approximately $0.9 million, or $0.06 per diluted share, a decrease of $1.0 million compared with $1.9 million or $0.13 per diluted share in the second quarter of 2005. Second quarter 2006 results included pre-tax expenses of approximately $3.4 million for legal and professional fees, of which $2.2 million was related to the Company’s Foreign Corrupt Practices Act internal investigation and $0.7 million was related to ongoing patent litigation.

          Sales for the second quarter of 2006 were approximately $38.0 million, an increase of $7.1 million, or 23.0% from $30.9 million in the second quarter of 2005.  New order bookings for the second quarter were approximately $40.8 million, an increase of $6.3 million, or 18.3% compared with approximately $34.5 million in the year-ago quarter. New orders increased 24.5% in the Americas to $17.8 million, from $14.3 million in the second quarter of 2005. In Europe/Africa, new orders increased 22.7% to $16.2 million from $13.2 million in the second quarter of 2005, and in Asia/Pacific, new orders decreased 2.9% to $6.8 million, from $7.0 million in the second quarter of 2005.

           “The Company continued to perform well in the second quarter, with new orders exceeding $40 million for the first time in the Company’s history,” stated Jay Freeland, Co-CEO.  “At the same time, we continued to improve gross margin and selling expense as a percentage of sales compared to the first quarter of 2006 through a series of ongoing productivity initiatives,” he continued.

          Gross margin for the second quarter of 2006 was approximately 59.3%, compared to 59.5% in the second quarter of 2005 and 58.8% in the first quarter of 2006. Compared to the first quarter of 2006, gross margin improved due to continued cost controls implemented by the Company.

          Selling, general and administrative (“SG&A”) expenses were approximately $18.7 million, or 49.2% of sales in the second quarter, an increase of $4.9 million from $13.8 million or 44.7% of sales in the second quarter of 2005 and an increase of $2.8 million from $15.9 million or 49.5% of sales in the first quarter of 2006. Selling expenses as a percentage of sales were 30.5% in the second quarter of 2006, slightly higher than 30.4% of sales in the second quarter of 2005, but better than the first quarter of 2006 (32.0%) and the fourth quarter of 2005 (33.7%) demonstrating the improved leverage of the sales and marketing investments made by the Company in the second half of 2005. General and administrative expenses were 18.7% of sales for the second quarter of 2006, compared with 14.2% of sales in the year ago quarter.  This increase of $2.7 million over the second quarter of 2005 includes $2.2 million in legal and professional fees related to the Company’s Foreign Corrupt Practices Act internal investigation and $0.4 million of incremental expenses associated with the Company’s ongoing patent litigation with Hexagon.

          Outlook for the remainder of 2006

           “Because of our year-to-date performance and continued strength in the CAM2 market, we are maintaining our original full-year 2006 sales guidance of $150-$157 million and estimate gross margin to remain between 57-59%,” concluded Freeland.  “Excluding the potential cost of resolution, if any, of the FCPA and patent cases and associated legal expenses we expect continued net income improvement in the second half of 2006.”

          This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

          Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

          * our inability to further penetrate our customer base;

          * development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

          * our inability to maintain our technological advantage by developing new products and enhancing our existing products;

          * the cyclical nature of the industries of our customers and the financial condition of our customers;

          * the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;

          * the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion and ultimate outcome of infringement claims against us, including the pending suit by Hexagon’s Cimcore-Romer subsidiary against us;

          * fluctuations in our operating results as a result of a number of factors including, but not limited to litigation brought against us, quality issues with our products, excess or obsolete inventory, raw material price fluctuations, expansion of our manufacturing capability and other inflationary pressures;

          * our inability to successfully implement the requirements of Restriction of use of Hazardous Substances (RoHS) and Waste Electrical and Electronic Equipment (WEEE) compliance into our products;

          * the effects of increased competition as a result of recent consolidation in the CAM2 market;

          * risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor  practices;

          * our inability to continue to grow sales in the Asia Pacific region;

          * higher than expected increases in expenses relating to our Asia Pacific expansion;

          * our inability to keep our financial results within our target goals as a result of various potential factors such as investments in potential acquisitions or strategic sales, product or other initiatives, shrinkage or other inventory losses due to product obsolescence, scrap, material price changes, or other reasons;

          * the loss of our co-Chief Executive Officers or other key personnel;

          * difficulties in recruiting research and development engineers  and application engineers;

          * the failure to effectively manage our growth;

          * the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms; and

          * the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

          Forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

          About FARO

          With more than 12,500 installations and 5,500 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, manufacture and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO TrackArm; FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended

(in thousands, except per share data)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

SALES	$38,042	$30,895	$70,098	$58,511
COST OF SALES (exclusive of depreciation and amortization, shown separately below)	15,480	12,505	28,701	22,778
Gross profit	22,562	18,390	41,397	35,733
OPERATING EXPENSES:
Selling	11,610	9,358	21,861	17,024
General and administrative	7,130	4,368	12,777	7,836
Depreciation and amortization	1,062	789	2,073	1,480
Research and development	1,797	1,633	3,649	2,960
Total operating expenses	21,599	16,148	40,360	29,300
INCOME FROM OPERATIONS	963	2,242	1,037	6,433
OTHER INCOME (EXPENSE)
Interest income	169	170	327	302
Other (expense) income, net	(88)	(111)	287	(139)
Interest expense	(4)	(76)	(6)	(78)
INCOME BEFORE INCOME TAX	1,040	2,225	1,645	6,518
INCOME TAX EXPENSE	187	313	296	1,137
NET INCOME	$853	$1,912	$1,349	$5,381
NET INCOME PER SHARE -BASIC	$0.06	$0.13	$0.09	$0.38
NET INCOME PER SHARE - DILUTED	$0.06	$0.13	$0.09	$0.37
Basic EPS Shares	14,303,013	14,226,540	14,312,369	14,131,266
Effect of dilutive securities	188,187	351,773	191,509	360,406
Diluted EPS Shares	14,491,200	14,578,313	14,503,877	14,491,672

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share data)	July 1, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$6,917	$9,278
Short-term investments	15,790	16,490
Accounts receivable, net	34,497	28,654
Inventories	26,451	28,650
Deferred income taxes, net	2,879	2,155
Prepaid expenses and other current assets	3,046	2,200
Total current assets	89,580	87,427
Property and Equipment:
Machinery and equipment	8,321	6,940
Furniture and fixtures	3,670	3,334
Leasehold improvements	2,299	1,710
Property and equipment at cost	14,290	11,984
Less: accumulated depreciation and amortization	(7,461)	(5,920)
Property and equipment, net	6,829	6,064
Goodwill	16,916	14,574
Intangible assets, net	6,459	6,395
Service Inventory	4,966	4,333
Deferred income taxes, net	3,724	3,855
Total Assets	$128,474	$122,648
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,711	$12,301
Accrued liabilities	8,032	5,569
Income taxes payable	2,224	1,406
Current portion of unearned service revenues	3,502	3,168
Customer deposits	294	201
Current portion of long-term debt and obligations under capital leases	128	163
Total current liabilities	21,891	22,808
Unearned service revenues - less current portion	2,247	803
Deferred tax liability, net	1,200	—
Long-term debt and obligations under capital leases - less current portion	199	177
Total Liabilities	25,537	23,788
Commitments and contingencies
Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 14,498,404 and 14,481,178 issued; 14,350,726 and 14,290,917 outstanding, respectively	14	14
Additional paid-in-capital	84,437	83,940
Retained earnings	18,606	17,256
Accumulated other comprehensive (loss) income	31	(2,199)
Common stock in treasury, at cost - 40,000 shares	(151)	(151)
Total shareholders’ equity	102,937	98,860
Total Liabilities and Shareholders’ Equity	$128,474	$122,648

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended

	July 1, 2006	July 2, 2005

CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$1,349	$5,381
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,073	1,480
Amortization of stock options and restricted stock units	148	(60)
Income tax benefit from exercise of stock options	—	371
Deferred income tax benefit	(736)	(234)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable,net	(4,632)	(4,774)
Inventories	2,220	(5,931)
Prepaid expenses and other current assets	(743)	(645)
Increase (decrease) in:
Accounts payable and accrued liabilities	(2,444)	(944)
Income taxes payable	726	312
Customer deposits	82	(118)
Unearned service revenues	1,598	633
Net cash used in operating activities	(359)	(4,529)
INVESTING ACTIVITIES:
Acquisition of iQvolution	—	(5,135)
Purchases of property and equipment	(2,122)	(1,724)
Payments for intangible assets	(589)	(482)
Purchases of short-term investments	—	(3,300)
Proceeds from short-term investments	700	10,995
Net cash (used in) provided by investing activities	(2,011)	354
FINANCING ACTIVITIES:
Payments of capital leases	(107)	(19)
Proceeds from issuance of stock, net	1	291
Net cash (used in) provided by financing activities	(106)	272
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	115	(1,504)
DECREASE IN CASH AND CASH EQUIVALENTS	(2,361)	(5,407)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,278	16,357
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,917	$10,950

SOURCE  FARO Technologies, Inc.
          -0-                                                  08/03/2006
          /CONTACT:  Keith Bair, Interim Chief Financial Officer, FARO Technologies,
+1-407-333-9911/
          /Web site:  http://www.faro.com/
          (FARO)